Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

One and one Green Technologies. INC

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares issuable upon exercise of the Greenshoe Warrants	(1)	Other	400,000	$7.50	$3,000,000.00	0.0001381	$414.30
Fees to be Paid	Equity	Class A Ordinary Shares issuable upon exercise of the Warrants pursuant to the automatic 150% increase in the number of Class A Ordinary Shares issuable upon exercise of the Warrants	(2)	Other	600,000	8.25	4,950,000.00	0.0001381	683.60
Fees to be Paid	Equity	Class A Ordinary Shares issuable upon exercise of the Placement Agent Warrants	(3)	Other	86,667	$9.00	$780,003.00	0.0001381	$107.72

Total Offering Amounts:							$8,730,003.00		1,205.62
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$1,205.62

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the securities being registered hereunder include such indeterminate number of additional Class A Ordinary Shares as may be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or similar transactions.

Represents 400,000 Class A Ordinary Shares issuable upon cash exercise of the Greenshoe Warrants at an exercise price of $7.50 per Class A Ordinary Share. The proposed maximum aggregate offering price is calculated in accordance with Rule 457(g) under the Securities Act based on the exercise price of the Greenshoe Warrants.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the securities being registered hereunder include such indeterminate number of additional Class A Ordinary Shares as may be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or similar transactions.

Represents 600,000 additional Class A Ordinary Shares issuable upon exercise of the Warrants pursuant to the automatic 150% increase in the number of Class A Ordinary Shares issuable upon exercise of the Warrants triggered by the issuance of the Greenshoe Warrants and the Placement Agent Warrants. The proposed maximum aggregate offering price is calculated in accordance with Rule 457(g) under the Securities Act based on the $8.25 exercise price of the Warrants.
(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the securities being registered hereunder include such indeterminate number of additional Class A Ordinary Shares as may be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or similar transactions.

Represents 86,667 Class A Ordinary Shares issuable upon exercise of the Placement Agent Warrants at an exercise price of $9.00 per Class A Ordinary Share. The proposed maximum aggregate offering price is calculated in accordance with Rule 457(g) under the Securities Act based on the exercise price of the Placement Agent Warrants.